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Exhibit 99.01

For Immediate Release	Contact: Marc Grossman 310-205-4030

HILTON ANNOUNCES PRICING OF $500 MILLION OF CONVERTIBLE SENIOR NOTES

        BEVERLY HILLS, Calif.—April 16, 2003—Hilton Hotels Corporation (NYSE: HLT), announced today that it has agreed to sell $500 million aggregate principal amount of convertible senior notes due 2023 (plus an option to the initial purchasers of the notes to acquire up to an additional $75 million principal amount of the notes) in a private placement transaction. The notes will be convertible into shares of Hilton's common stock at a conversion price of $22.50 per share of common stock, upon the occurrence of certain events. The notes will bear interest at a rate of 3.375% per annum. The closing of the transaction is subject to customary conditions.

        Hilton expects to use the net proceeds from the offering to redeem all of its outstanding 5% Convertible Subordinated Notes due 2006, which are callable at par on or after May 15, 2003, and to repay indebtedness under its existing revolving credit facility.

        The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the U.S., absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

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  Note: This press release contains "forward-looking statements" within the meaning of federal securities law concerning anticipated future events and expectations that are not historical facts, including the anticipated closing of the offering and our expected use of proceeds. Certain factors could cause actual results to materially differ from these forward-looking statements. These factors include, among others, market conditions for the note offering and other risks and uncertainties detailed in Hilton's periodic public filings with the Securities and Exchange Commission, including but not limited to Hilton's Annual Report on Form 10-K for the year ended December 31, 2002.

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HILTON ANNOUNCES PRICING OF $500 MILLION OF CONVERTIBLE SENIOR NOTES